Exhibit 10(q)

ALLETE 2007 Form 10-K

ALLETE AND AFFILIATED COMPANIES

CHANGE IN CONTROL SEVERANCE PLAN

ALLETE’s Board of Directors has determined that it is in the best interest of ALLETE and its shareholders to foster the continued dedication and objectivity of certain key members of the Company's management notwithstanding the possibility or occurrence of an acquisition by another company or other change in control of the Company.  Accordingly, ALLETE has adopted this Change in Control Severance Plan effective as of the “Effective Date.”

Section 1.                                Definitions. For purposes of the Plan, the following terms shall have the meanings indicated below:

“Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Affiliate” means any entity directly or indirectly controlled by, controlling or under common control with, ALLETE.

“ALLETE” means ALLETE, Inc., a Minnesota Corporation.

“Base Salary” shall mean, as to any Participant, the highest amount a Participant is entitled to receive annually as base salary at any time during the Protection Period, without reduction for any pre-tax contributions to benefit plans.

“Benefit Continuation Payment” means the payment described in Section 2.1.2.

“Board” means the Board of Directors of ALLETE.

“Bonus Amount” shall mean, as to any Participant, an amount equal to the Participant's annual bonus which would have been payable under the Bonus Plans in which he or she participates (x) as of immediately prior to the Change in Control had he or she continued in employment until the end of the fiscal year of the Employer in which the Change in Control occurs and had bonuses been payable at "target" levels for  such year or (y) if greater, as of the Termination Date had he or she continued in employment until the end of the fiscal year of the Employer in which the Termination Date occurs and had bonuses been payable at "target" levels for such year.

“Bonus Plans” shall mean the ALLETE Executive Annual Incentive Plan, the ALLETE Results Sharing Program and any similar or successor annual bonus or profit sharing plans, excluding plans intended to qualify under Section 401(a) of the Code.

“Cause” means:

(a)           the Participant’s willful and continued failure to perform the duties and responsibilities of his or her position (other than as a result of the Participant’s disability or anticipated failure after the Participant gives notice of Termination for Good Reason by the Participant) after there has been delivered to the Participant a written demand for performance which describes the basis for the belief that the Participant has not substantially performed his or her duties and after the Participant fails to take full corrective action within twenty (20) days of receipt of such notice; or

(b)           any material act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an employee of the Company which is demonstrably and materially injurious to the Company; or

(c)           the Participant’s conviction of, or plea of nolo contendere to, a felony that the Company (or in the case of the Chief Executive Officer, the Board) reasonably believes has had or will have a material detrimental effect on the Company’s business or reputation.

“Change in Control” means the earliest of:

(a) the date any one Person, or more than one Person acting as a group (as the term “group” is used in Treasury Regulation section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of ALLETE that, together with stock previously held by the acquiror, constitutes more than fifty (50%) percent of the total fair market value or total voting power of ALLETE stock.  If any one Person, or more than one Person acting as a group, is considered to own more than fifty (50%) percent of the total fair market value or total voting power of ALLETE stock, the acquisition of additional stock by the same Person or Persons acting as a group does not cause a Change in Control.  An increase in the percentage of stock owned by any one Person, or Persons acting as a group, as a result of a transaction in which ALLETE acquires its stock in exchange for property, is treated as an acquisition of stock;

(b) the date any one Person, or more than one Person acting as a group (as the term “group” is used in Treasury Regulation section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by that Person or Persons) ownership of a ALLETE stock possessing at least thirty (30%) percent of the total voting power of ALLETE stock;

(c) the date a majority of the members of the ALLETE board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of appointment or election; or

(d) the date any one Person, or more than one Person acting as a group (as the term “group” is used in Treasury Regulation section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by that Person or Persons) assets from ALLETE that have a total gross fair market value equal to at least forty (40%) percent of the total gross fair market value of all ALLETE’s assets immediately prior to the acquisition or acquisitions.

For this purpose, “gross fair market value” means the value of the corporation’s assets, or the value of the assets being disposed of, without regard to any liabilities associated with these assets.

In determining whether a Change in Control occurs, the attribution rules of Code Section 318 apply to determine stock ownership.  The stock underlying a vested option is treated as owned by the individual who holds the vested option, and the stock underlying an unvested option is not treated as owned by the individual who holds the unvested option.

“Change in Control Severance Payment” means the Severance Payment and Benefit Continuation Payment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the committee responsible for administering the Plan, as described in Section 5.

“Company” means ALLETE and its Affiliates and except for purposes of determining whether a Change in Control has occurred, shall include any successor in interest to its business or assets which assumes the obligations of the Plan as required in Section 6.1 or which becomes bound by the terms of the Plan by operation of law.

“Effective Date” means February 13, 2008.

“Good Reason” means the occurrence of any of the following without the Participant’s consent, which will permit the Participant to terminate employment within ninety (90) days after the end of the Cure Period (defined below):

(a)           a material diminution of the Participant’s authority, duties, or responsibilities relative to the authority, duties or responsibilities of the Participant prior to such reduction; or

(b)           a material diminution by the Company in the Participant’s total compensation, including base pay, aggregate incentive compensation opportunities (but excluding any reduction in incentive compensation awards as the result of the performance of the Participant or the Company) and aggregate benefits, as in effect immediately prior to such reduction; or

(c)           the relocation of the Participant to a location or facility more than fifty (50) miles from the Participant's location immediately prior to change; or

(d)           a material diminution by the Company of the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report relative to the authority, duties or responsibilities of the supervisor prior to such reduction, including a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the Board; or

(e)           a material diminution in the budget over which the Participant retains authority relative to the budget prior to such reduction; or

(f)           any other action or inaction that constitutes a material breach by the Company of an agreement under which a Participant provides services.

Notwithstanding the foregoing, the Participant may not resign for Good Reason without first providing the Employer with written notice (except in the case of  ALLETE’s Chief Executive Officer who shall provide such notice to the Board) of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of the condition and then only if such condition has not been remedied by the Employer within thirty (30) days of such written notice (the “Cure Period”).

“Employer” shall mean, as applicable to any Participant, ALLETE or an Affiliate that employs the Participant.

“Involuntary Separation” means, with respect to a Participant, an involuntary termination of employment by the Employer without Cause, or a voluntary termination by the Participant with Good Reason.

“Participant” means an individual who the Committee has selected to participate in the Plan and who has received written notification of both the eligibility to participate and status as either a “Group A Participant” or a “Group B Participant.”

“Person” means any individual, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, firm, association, organization or other entity or any governmental or quasi-governmental authority, organization, agency or body.

“Plan” means this ALLETE and Affiliated Companies Change in Control Severance Plan.

“Protection Period” means the period beginning on the date that is six (6) months prior to a Change in Control and ending on the date that is twenty four (24) months after a Change in Control.

“Severance Duration Multiplier” means with respect to any Group A Participant, 2.5; and, with respect to any Group B Participant, 1.5.

“Severance Payment” means the payment described in Section 2.1.1.

“Termination Date” shall mean, with respect to a Participant, the date of the Participant’s Involuntary Separation.

Section 2.                                Change in Control Severance Benefits.

2.1           Involuntary Separation in Connection with Change in Control. If a Participant has an  Involuntary Separation on any date during the Protection Period, Participant will receive the following severance benefits from the Employer:

2.1.1    Severance Payment.  Participant will receive a lump sum cash payment in an amount equal to the product of (a) the applicable Severance Duration Multiplier and (b) the sum of (i) the Participant’s Base Salary and (ii) the Participant’s Bonus Amount.

2.1.2    Benefit Continuation Payment.  Participant will receive an additional lump sum cash payment in an amount equal to (a) plus (b) as follows:

 (a)           the applicable Severance Duration Multiplier times the sum of: (i) the annual premium for medical and dental benefits in effect on the Termination Date as determined for individuals who are entitled to elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); (ii) the annual premium the Employer would have paid to maintain core life insurance on behalf of the Participant had the Participant remained an employee of the Employer; (iii) an amount the Employer would have allocated to the Participant annually under the Minnesota Power and Affiliated Companies Flexible Compensation Plan, determined with reference to the Participant’s Base Salary; and (iv) the annual SERP II Annual Make-Up Award Participant would have received had Participant remained employed by the Employer, determined on the basis of Participant’s Base Salary and Bonus Amounts, and the maximum Employer matching contribution to defined contribution plans; and

(b)           the lump sum present value of the additional supplemental retirement benefit the Participant would have accrued under the ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II (“SERP II”) if Participant had remained employed by the Company for an additional number of years equal to the applicable Severance Duration Multiplier, determined on the basis of Participant’s Base Salary and Bonus Amounts, and the actuarial assumptions used in connection with SERP II on the date of the Change of Control.

Participants will be responsible for electing benefit continuation coverage, if such coverage is desired, pursuant to COBRA, within the time period prescribed pursuant to COBRA, and for paying all COBRA premiums for any continuation coverage so elected.

2.1.3    Outplacement Services.  The Company will pay up to an aggregate of $25,000 for outplacement services obtained by Participant on or before the end of the second year following the year including the Termination Date, provided that the services commence not later than three (3) months following the later of the Change in Control or the Termination Date, and all amounts must be paid by the end of the third year following the year including the Termination Date.  Outplacement services will be provided only in kind; the Company will pay the outplacement service provider(s) directly for services rendered to the Participant in accordance with this Section.  No cash will be paid in lieu of outplacement services, nor will cash compensation to the Participant be increased if the Participant declines or does not use outplacement services.

2.2           Timing of Severance Payments.  Subject to Sections 2.5 and 3.1, the Company will pay any Change in Control Severance Payment to which a Participant is entitled within 30 days after the later of the Termination Date or the effective date of the Separation Agreement and Release, but in no event more than seventy-four (74) calendar days after the later of the date of the Change of Control or the Termination Date.

2.3           Voluntary Resignation; Termination for Cause.  If Participant’s employment with the Company terminates for any reason other than Involuntary Separation, Participant will not receive any payments under this Plan.

2.4           Coordination with other Payments.                                                                           The payments and benefits under this Plan to a Participant are intended to constitute the exclusive payments in the nature of severance or termination pay that shall be due to a Participant upon termination of his or her employment without Cause or for Good Reason in connection with a Change in Control and shall be in lieu of any such other payments under any agreement, plan, practice or policy of the Company, except as otherwise expressly provided in a written agreement between the Company and the Participant that such severance payments or benefits are to be paid in addition to any payment or benefit described herein. Accordingly, if a Participant is a party to an employment, severance, termination, salary continuation or other similar agreement with the Company or any of its Affiliates, or is a participant in any other severance plan, practice or policy of the Company or any of its Affiliates that does not expressly provide that such severance payments or benefits are to be paid in addition to any payment or benefit described herein, the severance pay to which the Participant is entitled under this Plan shall be reduced (but not below zero) by the amount of severance pay to which he or she is entitled under such other agreement, plan, practice or policy; provided that the reduction set forth in this sentence shall not apply as to any other such agreement, plan, practice or policy that contains a reduction provision substantially similar to this Section 2.4 so long as the reduction provision of such other agreement, plan, practice or policy is applied.

2.5    Code Section 409A.  To the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of Section 409A of the Code, or any final regulations or guidance promulgated thereunder (“Section 409A”), the plan will be operated in compliance with Section 409A with respect to the subject payment.   Notwithstanding anything in this Plan to the contrary, if Participant is a Specified Employee, the payment of any amount under this Plan that is Nonqualified Deferred Compensation, and that becomes payable on account of a Separation from Service, will be delayed and paid in a lump sum, with interest from the date on which it would otherwise have been paid in accordance with Section 2.2 at the short-term applicable federal rate, on the first date on which any such amount may be paid without triggering a tax under Section 409A, but in no event before the date that is six (6) months and one (1) day following the Participant’s Separation from Service.  The Plan is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company may amend or modify the plan, at any time, to comply with Section 409A.  The terms “Specified Employee,” “Nonqualified Deferred Compensation,” and “Separation from Service” shall have the meaning provided by Section 409A and the applicable Treasury Regulations.

Section 3.                                Conditions to Receipt of Benefits; No Mitigation.

3.1           Separation Agreement and Release of Claims. No Change in Control Severance Payment shall be provided to a Participant unless, within sixty (60) days following the later of the Change in Control or Participant’s Termination Date, the Participant delivers to the Company a Separation Agreement and Release, that has been properly executed on or after the Participant’s Termination Date and has become irrevocable as provided therein.  The initial form of the Separation Agreement and Release, including non-solicitation, non-competition and non-disparagement provisions, is attached to this Plan as Appendix A.  Prior to the occurrence of a Change in Control, the Company may revise the Separation Agreement and Release.  The Company may in any event modify the Separation Agreement and Release to conform it to the laws of the local jurisdiction applicable to a Participant or a change in applicable federal law so long as such modification does not increase the obligations of the Participant thereunder.

3.2    No Duty to Mitigate.  Participant will not be required to mitigate the amount of any payment or benefit contemplated by this Plan, nor will any earnings that Participant may receive from any other source reduce any such payment or benefits.

Section 4.                                Limitation on Payments; Excise Tax Gross-up.

4.1           Notwithstanding anything in this Plan to the contrary and except as set forth below, in the event it shall be determined that any “Payment,” as defined in Section 4.6, would be subject to the “Excise Tax,” as defined in Section 4.6, then the Participant shall be entitled to receive an additional payment (the “Gross-Up Payment,” as defined in Section 4.6) in an amount such that the net amount of the Gross-Up Payment retained by Participant, after payment of all federal, state and local income and employment taxes (including, without limitation, any federal, state, and local income and employment taxes and Excise Tax imposed on the Gross-Up Payment, and any interest or penalties imposed with respect to such taxes, but excluding any tax on the Payment), shall be equal to the Excise Tax imposed on the Payment. Notwithstanding the foregoing provisions of this Section 4, if it shall be determined that the Participant is entitled to the Gross-Up Payment, but that the Parachute Value, as defined in Section 4.6, of all Payments will not exceed the Safe Harbor Amount, as defined in Section 4.6, if the Payments are reduced to an amount not less than 85% of the total of all Payments, then no Gross-Up Payment shall be made to the Participant and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount.  The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the Severance Payment, unless an alternative method of reduction is elected by the Participant, and in any event shall be made in such a manner as to maximize the Value, as defined in Section 4.6, of all Payments actually made to the Participant.  For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.  If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section.

4.2            Subject to the provisions of Section 4.3, all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Participant (the "Accounting Firm"). For purposes of the Accounting Firm’s determinations, the Participant shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant's residence on the date the Payment is made, net of the reduction in federal income taxes that the Participant may obtain from the deduction of such state and local income taxes. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Participant may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to the Participant within 5 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 4.3 and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

4.3            The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Participant is informed in writing of such claim. The Participant shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that the Company desires to contest such claim, the Participant shall:

4.3.1    give the Company any information reasonably requested by the Company relating to such claim,

4.3.2    take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

4.3.3    cooperate with the Company in good faith in order effectively to contest such claim, and

4.3.4    permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this Section 4.3, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Participant and direct the Participant to sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Participant to sue for a refund, the Company shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

4.4            If, after the receipt by the Participant of a Gross-Up Payment or payment by the Company of an amount on the Participant's behalf pursuant to Section 4.3, the Participant becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Participant shall (subject to the Company complying with the requirements of Section 4.3, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Participant's behalf pursuant to Section 4.3, a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

4.5            Notwithstanding any other provision of this Section 4, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Participant, all or any portion of any Gross-Up Payment, and the Participant hereby consents to such withholding.

4.6           Definitions.  The following terms shall have the following meanings for purposes of this Section 4.

4.6.1    “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

4.6.2    “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

4.6.3    A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Agreement or otherwise.

4.6.4    The “Safe Harbor Amount” means 2.99 times the Participant's “base amount,” within the meaning of Section 280G(b)(3) of the Code.

4.6.5    “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

Section 5.                                Plan Administration.

5.1           The Plan shall be interpreted, administered and operated by the Executive Compensation Committee of the Board (“Committee”).  Subject to the express terms of the Plan, the Committee shall have complete authority, in its sole discretion, to determine who shall be a Participant, to interpret the Plan, to prescribe, amend and rescind rules relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Notwithstanding the foregoing, the Committee may delegate any of its duties hereunder to such Person or Persons from time to time as it may designate.

5.2           All expenses and liabilities that members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other Persons, and the Committee, the Company and the Company's officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such Persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.

Section 6.                                Successors.

6.1              The Company’s Successors.  This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the obligations of the Company and each Employer under this Plan, in the same manner and to the same extent that the Company and each Employer would be required to perform if no such succession had taken place.

6.2           Participant’s Successors. All rights of the Participant under this Plan will inure to the benefit of, and be enforceable by, the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount is payable to such Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if such Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of such Participant's estate.

Section 7.                                Notices.

7.1           General.  Notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested and postage prepaid.  In the case of a Participant, mailed notices will be sent to his or her home address most recently communicated to the Company in writing.  In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Vice President, Human Resources.

7.2           Notice of Termination.  Any termination of a Participant’s employment by the Company for Cause or by a Participant for Good Reason will be communicated by a notice of termination to the other party given in accordance with Section 7.1 of the Plan.

Section 8.                                Miscellaneous.

8.1           No Waiver. No waiver by the Company or any Participant, as the case may be, at any time of any lack of compliance with any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same, or at any prior or subsequent time. All other plans, policies and arrangements of the Company in which the Participant participates during the term of this Plan shall be interpreted so as to avoid the duplication of benefits paid hereunder.

8.2           No Right to Employment. Nothing contained in this Plan or any documents relating to the Plan shall: (a) confer on a Participant any right to continue in the employ of the Company or a subsidiary, (b)constitute any contract or agreement of employment, or (c) interfere in any way with the right of the Company to terminate the Participant's employment at any time, with or without Cause.

8.3           Legal Fees and Expenses.  If a Participant commences a legal action to enforce any of the obligations of the Company under this Plan and Participant prevails on the merits of the substantive issues in dispute in such proceeding, the Company shall pay the Participant the amount necessary to reimburse the Participant in full for all actual reasonable expenses (including reasonable attorneys' fees and legal expenses) incurred by the Participant with respect to such action.

8.4    Plan Termination; Amendment of Plan.  Prior to a Change in Control, the Plan may be amended or modified in any respect, and may be terminated, in any such case by resolution adopted by the Executive Compensation Committee of the Board; provided, however, that no such amendment, modification or termination that would adversely affect the benefits or protections hereunder of any individual who is a Participant as of the date such amendment, modification or termination is adopted shall be effective as it relates to such individual unless no Change in Control occurs within one year after such adoption, any such attempted amendment, modification or termination adopted within one year prior to a Change in Control being null and void ab initio as it relates to all such individuals who were Participants prior to such adoption (it being understood, however, that the hiring, termination of employment, promotion or demotion of any employee of the Company prior to a Change in Control shall not be construed to be an amendment, modification or termination of the Plan); provided, further, however, that the Plan may not be amended, modified or terminated, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise in connection with, or in anticipation of, a Change in Control which actually occurs, any such attempted amendment, modification or termination being null and void ab initio.  Any action taken to amend, modify or terminate the Plan which is taken after the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change in Control shall conclusively be presumed to have been taken in connection with a Change in Control.  From and after the occurrence of a Change in Control, the Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is a Participant in the Plan on the date the Change in Control occurs.  From and after the occurrence of a Change in Control, except to the extent specifically permitted by the last sentence of Section 3.1, the revision of the Separation Agreement and Release, attached hereto as Appendix A, shall be deemed to be a modification of the Plan for purposes of this Section 8.4.  If a Change in Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who have become entitled to Change in Control Severance Payments hereunder shall have received such payments in full.

8.5           Benefits not Assignable. Except as otherwise provided herein or by law, no right or interest of a Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of a Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due pursuant this Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

8.6           Tax Withholding. All amounts payable hereunder shall be subject to withholding of applicable federal, state and local taxes.

8.7           Minnesota Law. This Plan will be construed and interpreted, and the rights of the Company and Participants will be determined in accordance with, the laws of the State of Minnesota (without regard to the conflicts of laws principles thereof), to the extent not preempted by federal law, which shall otherwise control.

8.8           Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect. If this Plan shall for any reason be or become unenforceable by either party, this Plan shall thereupon terminate and become unenforceable by the other party as well.

NOW, THEREFORE, ALLETE has adopted this Change in Control Severance Plan effective as of the Effective Date.

ALLETE, Inc.

By _/s/ Donald J. Shipper__________________

Its _Chairman, President, and CEO_________

Attest:

By _/s/__Deborah A. Amberg________________________________

Its ___Sr. VP, General Counsel & Secretary____________________

Appendix A

Form of
SEPARATION AGREEMENT AND RELEASE

WHEREAS << [full name]>> (“Executive”) is a Participant of the ALLETE Change in Control Severance Plan (“the Plan”), and whereas Executive’s employment with <> (together with all affiliates of ALLETE, Inc., the “Company”) terminated effective <> (“<<”Termination Date” / “Retirement Date”>>)under circumstances that make Executive eligible to receive certain compensation and other benefits under the Plan, and whereas Executive enters into this Separation Agreement and Release (“Agreement”) of <<  [his / her]  >> own free will and deed; therefore, as of the date written below the Company  and Executive agree as follows:

    1.    Separation Benefit.  Executive will receive from the Company the payment and other benefits provided by the Plan and delivered in accordance with the Plan provided that this Agreement becomes effective and Executive has not rescinded the Agreement within the Reconsideration Period (defined below).

    2.    Non-Solicitation.  From the <<Termination Date” / “Retirement Date>> and for a period continuing through the date that twenty four (24) months following the later of the <<Termination Date” / “Retirement Date>>  or a Change in Control (as defined in the Plan) Executive will not solicit, or assist any Person (as defined in the Plan) in the solicitation of, any director, officer or employee of the Company for employment other than with the Company, or otherwise interfere with or disrupt any employment relationship (contractual or otherwise) of the Company.

    3.    Non-Competition.  For a period of twelve (12) months following the later of the <<Termination Date” / “Retirement Date>> or a Change in Control (as defined in the Plan) Executive will not, without the written express consent of the Company, directly or indirectly, alone or as a partner, owner, officer, director, employee, or consultant of any other firm, business or entity, engage in any activity in competition with the Company.  This prohibition will apply only to activities in which the Company is engaged at any time during the Executive’s employment with the Company and only with respect to those geographic regions in which the Company is engaged in such business activities or reasonably anticipates engaging in such business activities. << Provide specific areas or examples as appropriate>>.  Notwithstanding the foregoing, nothing herein shall prohibit Executive from owning stock of any corporation, if such stock is traded on a recognized national securities exchange.

    4.    Nondisparagement.  For a period of twelve (12) months following the later of the <<Termination Date” / “Retirement Date>> or a Change in Control (as defined in the Plan) Executive will not, directly or indirectly, knowingly and materially disparage, criticize, or otherwise make derogatory statements regarding the Company or any aspect of management policies, operations, practices, or personnel of the Company.  Notwithstanding the foregoing, nothing contained herein will be deemed to restrict the Participant from providing information to any governmental or regulatory agency (or in any way limit the content of such information) to the extent the Participant is required to provide such information pursuant to applicable law or regulation; nor will the foregoing restrict the Participant from enforcing his or her rights under this Agreement or the Plan. The Company promises that its officers will not disparage Executive, and will do nothing intentionally calculated  to harm the Executive’s reputation.

    5.    Non Disclosure.   Executive agrees to keep confidential all information and trade secrets to which Executive has had access during and in the course of Executive’s employment by the Company, (whether written, prepared or made by him or others), including but not limited to the terms of this Agreement, the business practices, strategies, and opportunities of the Company, and any other non-public information relating to the Company’s business.  Notwithstanding the foregoing, Executive may reveal the existence of this Agreement, its terms and conditions, and the facts and circumstances leading up to this Agreement with Executive’s spouse, attorneys, accountants, tax consultants, and to state and federal tax authorities or as may be required by law.

    6.    Waiver and Release.  Except with respect to Executive’s rights under this Agreement and the Plan, Executive on behalf of himself and his heirs, executors, administrators, representatives, successors and assigns, agrees to release and forever discharge ALLETE, Inc., and its affiliates, subsidiaries, predecessors, successors, related entities, insurers and the current and former officers, directors, shareholders, employees, attorneys, agents and trustees or administrators of any benefit plan of each of the foregoing (any and all of which are referred to as “Releasees”) generally from any and all charges, complaints, claims, promises, agreements, causes of actions, damages, and debts of any nature whatsoever, known or unknown (collectively “Claims”), which Executive has, claims to have, ever had, or ever claimed to have had against Releasees up through the date of execution of this Agreement, including but not limited to any Claims under the common law or any statute.  This waiver and release includes but is not limited to any rights, remedies, claims, and causes of action under the Minnesota Human Rights Act, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Securities Act of 1974, as amended, (but only as to claims arising thereunder prior to the date hereof) the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family Medical Leave Act, state unemployment compensation benefits, and any other federal, state or local discrimination or civil rights statute or any federal, state or local ordinance of any kind, any tort theory, any contract theory and any equitable theory, and all claims for back pay, front pay, vacation pay, or sick pay, excepting only:

          (a)   rights of the Executive under this Separation Agreement and Release and the Plan;

          (b)   rights of the Executive relating to equity awards held by the Executive as of his or her Termination Date (as defined in the Plan);

          (c)   the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

          (d)   rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Releasee or (iii) as an insured under any director's and officer's liability insurance policy now or previously in force;

          (e)   claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar Executive benefit plan or arrangement of the Company and (ii) for earned but unused vacation pay through the Termination Date in accordance with applicable Company policy; and

          (f)   claims for the reimbursement of unreimbursed business expenses incurred prior to the Termination Date pursuant to applicable Company policy.

Executive has been provided a period of twenty-one (21) days to consider this Agreement before executing it.  Executive has had an opportunity to discuss this agreement with Executive’s attorney or other adviser <<  [he / she]  >> had determined to be appropriate.  Executive may rescind this waiver and release of claims within fifteen (15) days of the date of this Agreement, (the “Reconsideration Period”) in which event the Company shall have no obligation to pay the benefits described in paragraph 1 above or otherwise provided under the Plan.

    7.    Severability.  Should any provision of this agreement be held invalid or illegal, such illegality shall not invalidate the whole of this agreement, but, rather, the agreement shall be construed as if it did not contain the illegal part, and the rights and obligations of the parties shall be construed and enforced accordingly.

    8.    Voluntary Agreement.  This Agreement is entered into on a completely voluntary basis by both Executive and Minnesota Power, and represents the complete agreement between the parties, superseding any previous agreements.

    The date of this Agreement shall be dated << ______________________>>.

EXECUTIVE:

By:  ______________________________________

Name: ____________________________________

ALLETE, Inc. << or applicable affiliate employer>>

By:  ______________________________________

Name: ____________________________________